The Board of Directors and Shareholders
Arrow Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Arrow Financial
Corporation, of our report dated January 23, 1998, relating to the consolidated balance sheets of Arrow
Financial Corporation and subsidiaries as of December
31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Arrow
Financial Corporation.

/s/ KPMG Peat Marwick LLP

Albany, New York
September 1, 1998